Mail Stop: 3628


                                                               September 19,
2019


     Via E-mail
     Scott Krohn
     President
     Verizon ABS LLC
     One Verizon Way
     Basking Ridge, New Jersey 07920

            Re:    Verizon Owner Trust 2018-A
                   Form 10-K
                   Filed March 28, 2019
                   File No. 333-224598-01

     Dear Mr. Krohn:

            We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Rolaine S.
Bancroft

                                                               Rolaine S.
Bancroft
                                                               Senior Special
Counsel
                                                               Office of
Structured Finance


     cc:    Audrey E. Prashker, Esq.
            Verizon Communications Inc.

            Reed D. Auerbach, Esq.
            Morgan, Lewis & Bockius LLP